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                                                                    EXHIBIT 99.1


                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT: MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377


                  PROVINCE HEALTHCARE COMPLETES ACQUISITION OF
                               NEW MEXICO HOSPITAL

         Brentwood, TN, June 3, 2002 - Province Healthcare Company (Nasdaq:PRHC) today announced that it has completed the acquisition of Los Alamos Medical Center in Los Alamos, New Mexico. The 47-bed hospital was acquired from Banner Health System in Phoenix, Arizona for approximately $38 million. The sale was effective June 1, 2002.

         Los Alamos Medical Center has 2002 annualized revenues of approximately $33.2 million, is a sole community provider and serves a population of approximately 50,000.

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 20 general acute care hospitals in 13 states with a total of 2,315 licensed beds. The Company also provides management services to 35 primarily non-urban hospitals in 13 states with a total of 2,776 licensed beds.

         Certain statements contained in this release, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact. These statements are based on current estimates of future events, and the Company has no obligation to update or correct these estimates unless considered material to the Company. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, changes in reimbursement levels by government programs, including Medicare and Medicaid or other third party payors, and the Company's ability to implement successfully its acquisition and development strategy. Those and other risks are described in the Company's reports and filings with the Securities and Exchange Commission.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at (615)370-1377